Jerome Cooper
Secretary Treasurer
Jamaica Buses, Inc.
114-15 Guy R. Brewer Blvd.
Jamaica, NY 11434

Douglas A. Cooper
Partner
Ruskin Moscou Faltischek, P.C.
1425 Reckson Plaza, 15th Floor
Uniondale, NY 11556-1425

                                                April 20, 2007

Dear Jerry & Doug,

     As you are aware, I have accepted a request from Governor Spitzer to become the chair of the State Ethics Commission and the new State Commission on Public Integrity which will oversee lobbying in the state and the provisions of law covering ethical standards and requirements for public employees and statewide office holders. Over 250,000 state employees are subject to the state ethics laws. The expectations for the 13 member commission, all of whom will be serving without compensation, are enormous. In order for me to meet the responsibilities as chair, and in some cases avoid possible appearances of conflict, I have decided that I should withdraw at this time from my activities outside of Fordham Law School.

     Accordingly, I have decided that I should leave the Board of Directors of GTE Reit, Inc., at such time as it can be done without prejudice to the exciting transition in progress.

     Please know that it has been a privilege for me to serve on the Board and I regret not being able to continue with you.

                                                Best wishes,

                                                /s/ John D. Feerick

                                                John D. Feerick


P.S. Attached please find my statement accepting the Governor's invitation to chair this commission.